Exhibit 4.14

SCHEDULE OF WARRANTS ISSUED AND OUTSTANDING

(GFP SERIES AND BCP SERIES)

Date of     Warrant  Number of  Exercise Price
Issuance  Name of Warrant Recipient  Number  Shares Expiration Date

12/2/99  Gulfstream Financial Partners GFP-14(2)  50,000 Exercise price $15.00
        Expires 12/2/04

12/1/99  Henry Fong, Jr.  GFP-15a    5,000 Exercise price $16.25
        Expires 12/1/04

12/1/99  Lauren Fong   GFP-15b    5,000 Exercise price $16.25
        Expires 12/1/04

12/1/99  Benjamin Private School  GFP-15c    5,000 Exercise price $16.25
        Expires 12/1/04

12/1/99  Barry Hollander  GFP-15d    5,000 Exercise price $16.25
        Expires 12/1/04

12/1/99  Gulfstream Financial Partners GFP-15e  15,000 Exercise price $16.25
        Expires 12/1/04